EXHIBIT 99.2

CONSENT OF RONALD E. RAGLAND

I consent to the reference to me as a person to be appointed a Director of Multi-Fineline Electronix, Inc. under the captions “Prospectus Summary,” “Management” and “Principal and Selling Stockholders” in the Prospectus included in the Registration Statement on Form S-1 of Multi-Fineline Electronix, Inc.

/s/ Ronald E. Ragland
Ronald E. Ragland

June 2, 2004

Anaheim, California